UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2004

                              NUTECH DIGITAL, INC.
               (Exact name of Registrant as specified in charter)


California                            000-50021           95-4642831
(State or other jurisdiction   (Commission File Number)   (IRS Employer
of incorporation)                                         Identification Number)

                               7900 Gloria Avenue
                           Van Nuys, California 91406
                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (818) 994-3831

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This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the "Filings") contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant's management. When used in the Filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant's management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant's industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

ITEM 12.    RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

            On May 17, 2004, the Registrant announced financial results for the quarter ended March 31, 2004. A copy of the press release is attached hereto as an exhibit.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

            Exhibit 99  Press Release

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuTECH DIGITAL, INC.



By: /s/Lee Kasper
    -------------------------
    Lee Kasper, President
    Dated: May 17, 2004

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                 NUTECH DIGITAL REPORTS FIRST QUARTER REVENUES

               IMPROVED PRODUCT MIX DRIVE 28% INCREASE IN MARGINS

Van Nuys, CA -- NuTech Digital, Inc. (OTCBB: NTDL), committed to setting the next generation standard for the provision of secured high resolution entertainment content over the Internet, announced today results for its first quarter ended March 31, 2004. The Company reported revenue of $1,031,516 versus revenue of $1,085,595 for the same period in 2003. Gross Profit increased from $728,381, or 67% of sales in the year-earlier period to $884,943, or 86% of sales in the 2004 first quarter. The increase in profit margins was a direct result of the Company's decision to eliminate sales to certain customers, which had resulted in lower margins in prior quarters.

The Company reported a net loss of ($124,625), or ($0.01) per share, versus net income of $140,802, or $0.01 per diluted share in the 2003 first quarter. The loss was primarily the result of a significant increase in non-recurring, one time legal and consulting expenses in connection with the completion of a private placement that provided net proceeds to the company of $2,259,725.

Nutech Digital completed the first quarter with $685,745 in cash and cash equivalents and working capital of $1,201,164, versus $30,239 and a working capital deficit of $826,635 in 2003. The Company also reduced long-term debt from $1,411,253 in the 2003 first quarter to $1,059,296 in the 2004 first quarter.

"Nutech Digital is in the strongest position in its history," said Lee Kasper, Chairman, President and CEO for NuTech. "Our balance sheet has dramatically improved, and our rapidly growing revenue base is more diverse and stable than it has ever been. Due to these factors, we were able to eliminate lower-margin business to focus on those customers that purchase higher-margin titles from us. Our recently announced contract with one of the largest national discount chains, which was in excess of $1 million, demonstrates that we are executing our growth strategy. This agreement, and numerous other initiatives currently underway, should ensure that we grow revenue and profits significantly throughout the balance of the year."

"Furthermore, what has me most excited is the opportunities for our Digital Rights Management ( DRM) technology," continued Mr. Kasper. "We have begun to generate significant interest from major national and international entertainment companies who realize that the only way to ensure broad distribution of their content is to protect it. NuTech offers a unique solution to this growing need."

About NuTech Digital

NuTech Digital is a pioneer in the home entertainment product market, with more than 600 exclusive DVD titles and a growing library of High Definition music

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concerts. NuTech Digital offers original and licensed content via a worldwide network of distributors, retailers and Internet entities. NuTech Digital also has broadcast availability, DRM, and video on demand for many of its new products. NuTech Digital recently introduced its DRM technology, which enables the secure distribution of high-resolution digital content via the Internet. (www.nutechdigital.tv) NuTech' Digital's DRM platform allows its feature films, concerts, children's animated films, karaoke software, Japanese animation and late night programming to be accessed via secure downloads, and included in online subscription services. NuTech Digital also facilitates authoring services to content providers in the entertainment industry.

Cautionary Statement

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that if they never materialize or prove incorrect, could cause NuTech Digital, Inc.'s results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those detailed from time to time in NuTech Digital, Inc.'s reports filed with the Securities and Exchange Commission.

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For more information contact:
NuTech Digital, Inc:
Joe Giarmo
818-994-3831 x 12
joe@nutechdvd.com

Jens Dalsgaard
Redwood Consultants, LLC
(415) 884-0348